Exhibit 99.1
New River Pharmaceuticals Announces Collaboration Plans on NRP104

●	Potentially first abuse-resistant and overdose-protective stimulant
●	Drug in Phase III Trials for the treatment of ADHD
●	Anticipated U.S. market entry 2006
●	Non-binding letter of intent with Shire Pharmaceuticals

RADFORD, Va., December 31, 2004—New River Pharmaceuticals Inc. (NASDAQ: NRPH) announced today the signing of a non-binding letter of intent and agreement to enter into exclusive negotiations with Shire Pharmaceutical Group plc (LSE: SHP; NASDAQ: SHPGY; TSX: SHQ) to complete a transaction relating to the commercialization of NRP104, New River’s Phase III compound for treatment of ADHD in the United States, and for further product development for other potential indications on a worldwide basis.

In September, New River announced that it had engaged an investment bank, WR Hambrecht + Co, to conduct a formal process through which potential partnership opportunities for the marketing of NRP104 would be evaluated. Under the terms of the letter of intent signed today, Shire has the exclusive right to negotiate a transaction with New River until January 31, 2005.

Matthew Emmens, Shire’s Chief Executive Officer, stated, "Shire has been impressed with the New River Pharmaceuticals technology platform and with NRP104 in particular. We are pleased to be in the final stage of our discussions. When a definitive agreement is reached, access to this unique compound will support our vision of continuing to be a leader in ADHD in the years ahead."

R.J. Kirk, Chairman and Chief Executive Officer of New River, said, “As we have told our investors, any partnering discussions for us must be predicated on the belief that the partner contributes more to the commercial value of the subject product than he will cost. Assuming we complete the transaction as contemplated, we shall be pleased to team up with Shire on NRP104 for ADHD, a product category in which Shire is a world market leader.”

Mr. Kirk added, “While our primary focus over the next two years will remain NRP104, we continue to advance a number of other drug candidates that we believe hold great promise, most particularly NRP290, our conditionally bioreversible hydrocodone conjugate, and NRP369, our conditionally bioreversible oxycodone conjugate.” Today’s announcement covered the execution of a non-binding letter of intent. The transaction remains subject to numerous conditions, including the negotiation of definitive agreements and satisfaction of conditions to closing contained in those agreements.

New River Pharmaceuticals Inc. is a specialty pharmaceutical company focused on developing novel pharmaceuticals that are safer and improved versions of widelyprescribed drugs, including amphetamines and opioids.

For further information on New River, please visit the company’s website at www.nrpharma.com.

Shire Pharmaceuticals Group Plc is a global pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system, gastrointestinal and renal diseases. Shire has operations in the world’s key pharmaceutical markets (U.S., Canada, U.K., France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the U.S.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)," "feel(s)," "believe(s)," "will," "may," "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of New River Pharmaceuticals, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the final prospectus filed on August 5, 2004, under Rule 424(b) of the Securities Act of 1933, as amended; the ability to successfully complete the proposed collaboration with Shire within a reasonable timeframe or at all or that we will be able to obtain acceptable terms and conditions for such collaboration; the progress of our product development programs; the status of our preclinical and clinical development of potential drugs, clinical trials and the regulatory approval process; our estimates for future revenues and profitability; our estimates regarding our capital requirements and our needs for additional financing; the likely scheduling of product candidates; our ability to attract partners with acceptable development, regulatory and commercialization expertise; the likelihood of regulatory approval under Section 505(b)(2) under the Federal Food, Drug, and Cosmetic Act; the expected benefits of our Carrierwave technology such as abuse resistance and decreased toxicity; and the progress of our product development programs; the status of our preclinical and clinical development of potential drugs, clinical trials and the regulatory approval process; our estimates for future revenues and profitability; our estimates

Contacts:

The Ruth Group
John Quirk (investors)
646-536-7029
jquirk@theruthgroup.com

Zach Kubow (media)
646-536-7020
zkubow@theruthgroup.com

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